Exhibit 10.4

APPLERA CORPORATION/APPLIED BIOSYSTEMS GROUP
AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

FORM OF DIRECTOR STOCK AWARD AGREEMENT

     DIRECTOR STOCK AWARD AGREEMENT dated as of [Date] by and between Applera Corporation, a Delaware corporation (the “Company”), and [Name], a member of the Board of Directors of the Company (“you”).

     1. Grant of Stock Award. The Company hereby grants to you a Stock Award (the “Award”) for [Number] shares (the “Award Shares”) of its Applied Biosystems Group Common Stock, par value $.01 per share (the “Applied Biosystems Stock”), under the terms of the Applera Corporation/Applied Biosystems Group Amended and Restated 1999 Stock Incentive Plan (the “Plan”).

     2. Vesting. The Award Shares will vest in full as of the date immediately preceding the date of the 200[ ] Annual Meeting of Stockholders, subject to paragraphs 3, 4, and 8 below. [Note: Director awards are granted in connection with the election or reelection of directors and vest in full on the date immediately preceding the first annual meeting of stockholders next following the grant date.]

     3. Requirement of Continued Service.Except as provided in paragraph 4 below, no Award Shares will be delivered to you unless you have been at all times from the date of grant to and including the date of vesting a member of the Board of Directors of the Company.

     4. Termination of Service. If you cease to serve as a director of the Company as a result of (a) death, (b) retiring from the Board of Directors upon reaching normal retirement age, (c) becoming totally and permanently disabled, or (c) resigning with the approval of the Board of Directors, all shares subject to the Award will be vested in full (without regard to the vesting schedule set forth in paragraph 2).

     5. Delivery of Award Shares. Except to the extent receipt of the Award Shares has been deferred under the terms of the Plan, certificates representing the Award Shares will be registered in your name but remain in the physical custody of the Company until the Award Shares have vested. Award Shares deferred under the Plan will be credited to a bookkeeping account and will be deemed invested in Applied Biosystems Stock units, each unit representing one share of Applied Biosystems Stock. In the event that all or a portion of the Award Shares are forfeited for any reason, those shares (or, if those shares were deferred, units representing those shares) will revert back to the Company.

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     6. Payment of Dividends; Voting Rights. Prior to the vesting of the Award Shares, you will have the right to receive dividends (or dividend equivalents in the case of Stock Awards deferred under the terms of the Plan), except that stock dividends paid with respect to the Award Shares will be restricted to the same extent as the Award Shares. Except in the case of Award Shares deferred under the terms of the Plan, you will have the right to vote all of the shares of Applied Biosystems Stock covered by the Award.

     7. Non-Transferability. Prior to the time that the Award Shares are vested and delivered to you, none of such shares may be sold, assigned, bequeathed, transferred, pledged, hypothecated, or otherwise disposed of in any way.

     8. Change of Control. Subject to the terms of the Plan, all restrictions on the Award Shares will be deemed terminated (without regard to the vesting schedule set forth in paragraph 2) upon the occurrence of any of the events set forth in Section 11 of the Plan.

     9. No Right to Continued Service. Neither the Award nor this Agreement confers upon you any right to continue to serve as a member of the Board of Directors of the Company or interferes in any way with the right of the Board of Directors or stockholders to remove you as a director in accordance with the provisions of the Company’s By-laws and applicable law. Except as provided in this Agreement, the Award will terminate upon your ceasing to serve as a member of the Board of Directors for any reason. The Award will not be reinstated if you are subsequently reelected to the Board of Directors.

     10. Compliance with Law. No shares of Applied Biosystems Stock will be delivered to you upon the vesting of the Award Shares unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.

     11. Terms of Plan Govern. This Agreement and the terms of the Award will be governed by the terms of the Plan which is hereby incorporated by reference in this Agreement. All capitalized terms used but not defined herein are used as defined in the Plan. In the event of any ambiguity in this Agreement or any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan will govern. By your signature below, you acknowledge receipt of the Prospectus for the Plan and agree to be bound by all of the terms of the Plan.

     12. Amendments. The Award or the Plan may, subject to certain exceptions, be amended by the Committee at any time in any manner. However, no amendment of the Award or the Plan will adversely affect in any material manner any of your rights under the Award without your consent.

     13. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware.

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     IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the day and year first written above.

APPLERA CORPORATION

By:
Chairman, President and
Chief Executive Officer

Accepted and Agreed:

[Name]